Exhibit 99.1

Myrexis, Inc. Wayne Laslie (corporate) Chief Operating Officer 801-214-7822 investor.relations@myrexis.com	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Myrexis Reorganizes to Align Resources with Current Pipeline

Salt Lake City, (March 29, 2011) – Myrexis, Inc. (Nasdaq: MYRX), a biotechnology company focused on developing and commercializing novel treatments for cancer, today announced a corporate reorganization to focus resources on its current portfolio of clinical and preclinical drug candidates.

The reorganization includes an immediate reduction in the Company’s workforce by 57 employees or approximately 41%. The reduction was primarily in the Company’s internal drug discovery group and related support functions. In addition, Myrexis will close its research services business. The Company will retain a critical translational science capability to continue to support the advancement of its two clinical and two preclinical programs.

“Our first priority is our clinical stage oncology programs,” stated Adrian N. Hobden, Ph.D., President and CEO. “With our lead candidate Azixa® in a Phase 2b clinical study and our second candidate MPC-3100 nearing completion of Phase 1, we believe the majority of our resources should be dedicated to advancing these programs. We will also continue to invest in our promising preclinical cancer metabolism and oral anti-interferon programs and to pursue partnership opportunities for these programs.”

“We regret that it has become necessary to undertake this reorganization and I want to thank and recognize the collective scientific efforts of our outstanding drug discovery team, whose knowledge, experience and dedication has provided us with the robust clinical and preclinical pipeline we have today,” Dr. Hobden concluded.

As a result of the reorganization, the Company estimates it will generate annual expense reductions of approximately $7.2 million, primarily from savings in employee salaries and benefits and reductions in laboratory supply costs. The Company will record one-time severance costs of approximately $3.0 million, which will be recorded in the third fiscal quarter ending March 31, 2011.

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on developing and commercializing novel treatments for cancer. The Company has leveraged a unique understanding of the genetic causes of human disease to generate a strong pipeline of clinical and preclinical product candidates. These include compounds with distinct mechanisms of action and novel chemical structures that have first-in-class and/or best-in-class therapeutic potential. Myrexis is led by an experienced management team with expertise in all aspects of pre-clinical, clinical and commercial drug development.

The Company’s oncology pipeline is led by Azixa (verubulin, MPC-6827), a novel small molecule microtubule destabilizing agent which is targeted to the brain. It is in Phase 2b clinical development for the treatment of glioblastoma multiforme. Additional novel, potent, small molecule oncology compounds include MPC-3100, a fully-synthetic and orally bioavailable inhibitor of Hsp90 in Phase 1 clinical development; and MPC-9528, a Cancer Metabolism Inhibitor (CMI) in IND-enabling studies. Myrexis is also evaluating MPI-0485520, an orally bioavailable, potent and selective small molecule inhibitor of type I interferon production that is being developed for the treatment of cancer and autoimmune diseases.

For more information, please visit www.myrexis.com.

The Myrexis, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6327

Myrexis, the Myrexis logo and Azixa are trademarks or registered trademarks of Myrexis, Inc. in the United States and foreign countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected results of our reorganization of the Company’s personnel to focus resources on our current portfolio of clinical and preclinical drug candidates. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2010, which was filed with the Securities and Exchange Commission on September 13, 2010, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.